EXHIBIT 99.1

FOR RELEASE: IMMEDIATELY	Media Contacts:	Rosemarie Yancosek
(908) 298-7476 (908) 208-4848 (mobile)

Steve Galpin
(908) 298-7415 (908) 403-6956 (mobile)

	Investor Contact:	Alex Kelly
(908) 298-7436
SCHERING-PLOUGH ANNOUNCES CHANGES TO MANUFACTURING OPERATIONS
KENILWORTH, N.J., June 1, 2006 — Schering-Plough Corporation (NYSE: SGP) today announced changes to its manufacturing operations in Puerto Rico and the United States that will streamline its global supply chain and further enhance the company’s long-term competitiveness. The company announced that it is phasing out manufacturing operations at its Manati, Puerto Rico site, with the expected discontinuation of substantially all operations by the end of 2006. In addition, there will be workforce reductions at manufacturing facilities in Las Piedras, Puerto Rico, and in New Jersey.
     “The actions we are announcing today are another step in our Action Agenda to transform this company into a high-performance competitor for the long term,” said Fred Hassan, chairman and CEO. “Undertaking these workforce reductions was a difficult decision. To support employees who are affected by these actions, we will be implementing a variety of programs as well as working closely with local authorities and communities to mitigate the impacts.”
     In total, the actions taken will result in the elimination of approximately 1,100 positions, primarily in 2006. Approximately 600 regular full-time positions will be eliminated in Puerto Rico, including approximately 550 in Manati and 50 in Las Piedras. The company expects to continue to employ approximately 475 people in Las Piedras. Approximately 500 regular full-time positions will be eliminated in New Jersey between the Kenilworth and Union sites. Schering-Plough continues to be a major employer in New Jersey, with approximately 7,000 employees remaining and plans for continued growth in strategic areas of the business such as Research and Development. All regular employees affected by this workforce reduction will be eligible to receive a severance package and access to outplacement services.
     Total expenses associated with these actions are expected to be in the range of $235 — $260 million, related to severance ($60 — $70 million), fixed asset and inventory write-offs ($85 million), and accelerated depreciation and closure costs ($90 — $105 million). Cash expenses included in these amounts are expected to be $65 — $75 million relating to severance and closure costs.

Approximately $130 million of these expenses will be incurred in the second quarter of 2006. Substantially all of the remaining expenses are expected to be recorded in the second half of 2006 as incurred. The company anticipates these actions will generate annual cost reductions of approximately $100 million in 2007, improving Schering-Plough’s ability to compete in the global pharmaceutical marketplace.
DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, including statements relating to expected workforce reductions, the costs and savings of these reductions, future actions and the company’s strategy and competitiveness. Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including inaccurate assumptions, changes to the company’s business strategy, the ability to successfully implement those business strategies, existing and new manufacturing issues, instability or destruction in a geographic area, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Item 1A. Risk Factors in the Company’s 2005 10-K.
     Schering-Plough is a global science-based health care company with leading prescription, consumer and animal health products. Through internal research and collaborations with partners, Schering-Plough discovers, develops, manufactures and markets advanced drug therapies to meet important medical needs. Schering-Plough’s vision is to earn the trust of the physicians, patients and customers served by its more than 32,000 people around the world. The company is based in Kenilworth, N.J., and its Web site is www.schering-plough.com.
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